33
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DZS INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DZS INC.

Supplement to the Proxy Statement
for the Annual Meeting of Stockholders
to be held Tuesday, May 30, 2023
This Supplement to the Proxy Statement, dated April 28, 2023 (this “Supplement”), supplements the definitive proxy statement filed by DZS Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2023 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2023 Annual Meeting of Stockholders, scheduled to be held on Tuesday, May 30, 2023, at 10:00 a.m. Central Time by live webcast at www.virtualshareholdermeeting.com/DZSI2023 (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about April 28, 2023.
THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) informed the Company on April 24, 2023, that Proposal 3 in the Proxy Statement, which seeks stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $.001 per share, from 36,000,000 to 72,000,000 (“Proposal 3”), is a “routine” matter, eligible for discretionary voting by brokers and other nominees under the NYSE rules Although the Company’s common stock is listed on The Nasdaq Capital Market, NYSE rules apply to discretionary voting by such brokers and other nominees. The Proxy Statement previously advised stockholders that Proposal 3 is a “non-routine” matter.
Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee (i.e., in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters as determined by the NYSE but is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE.
Accordingly, if your shares are held in street name and you do not submit voting instructions, under NYSE rules, your broker or other nominee can vote your shares on Proposal 3. A majority of the shares of the Company’s common stock outstanding and entitled to vote must vote “FOR” Proposal 3 for it to be approved. Abstentions and failing to vote have the same effect as votes “AGAINST” the proposal.
The second paragraph in the subsection titled “Quorum and Vote Required” on page 2 of the Proxy Statement is hereby revised in its entirety to read as follows:
Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Proposals #1, #4 and #5 are not routine matters, and a broker or nominee may not vote on these matters without receiving instructions. Proposal #2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and Proposal #3, the amendment of the Company’s Restated Certificate of Incorporation, are routine matters and brokers and nominees may vote on these matters without receiving instructions.
In addition, the second paragraph in the subsection titled “Beneficial Owner: Shares Registered in the Name of Broker or Bank” on page 3 of the Proxy Statement is hereby revised in its entirety to read as follows:
Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters. The only proposals at the meeting that are considered routine matters under applicable rules are: (i) the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2023 and (ii) the proposal to amend our Restated Certificate of Incorporation. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this Proxy Statement other than the ratification of our independent registered public accounting firm and the amendment of our Restated Certificate of Incorporation. Please provide voting instructions to your broker, banker or agent so your vote on these non-routine matters can be counted.
Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.